Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact

Stacey Eisen, (224) 948-5353

media@baxter.com

Investor Contact

Clare Trachtman, (224) 948-3085

BAXTER RECEIVES NYSE NOTICE REGARDING DELAYED FORM 10-Q FILING

DEERFIELD, Ill., November 22, 2019 — Baxter International Inc. (NYSE:BAX), a leading global medical products company, today announced that the New York Stock Exchange (NYSE) notified the Company that it is not in compliance with Section 802.01E of the NYSE Listed Company Manual due to a delay in filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 with the Securities and Exchange Commission (SEC).

The notice has no immediate effect on the listing of the Company’s stock on the NYSE or on any of the Company’s outstanding bonds. The NYSE informed the Company that, under the NYSE’s rules, the Company has until May 20, 2020 to file its Form 10-Q and any subsequent delayed filings and regain compliance with the NYSE listing standards. The Company intends to become current in its SEC reporting obligations before the May 20, 2020 deadline.

As previously disclosed in the Company’s Current Report on Form 8-K filed on October 24, 2019, the Company began an investigation into certain intra-Company transactions undertaken for the purpose of generating foreign exchange gains or losses. The Audit Committee of the Company’s Board of Directors is overseeing the investigation with the assistance of independent, experienced external advisors. The Company continues to work diligently to complete the investigation (which must be completed before the submission of the Form 10-Q for the period ended September 30, 2019), but it cannot predict its outcome.

About Baxter

Every day, millions of patients and caregivers rely on Baxter’s leading portfolio of critical care, nutrition, renal, hospital and surgical products. For more than 85 years, we’ve been operating at the critical intersection where innovations that save and sustain lives meet the healthcare providers that make it happen. With products, technologies and therapies available in more than 100 countries, Baxter’s employees worldwide are now building upon the company’s rich heritage of medical breakthroughs to advance the next generation of transformative healthcare innovations. To learn more, visit www.baxter.com and follow us on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to statements regarding the outcome of the investigation of misstatements in previously reported non-operating income related to foreign exchange gains and losses; the Company’s ability to become current in its SEC reporting obligations before May 20, 2020; and the completion of matters necessary to permit the filing of the Form 10-Q for the period ended September 30, 2019 (which includes completion of the investigation disclosed in the Company’s Current Report on Form 8-K filed on October 24, 2019). Such forward-looking statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: developments in the investigation related to foreign exchange gains and losses, including developments that would expand the scope of the investigation or require the correction of additional misstatements in the previously issued financial statements; future actions of regulatory bodies and other governmental authorities, including the Securities and Exchange Commission; proceedings related to the ongoing investigation related to foreign exchange gains and losses; and other risks identified in Baxter’s most recent filing on Form 10-K and other Securities and Exchange Commission filings, all of which are available on Baxter’s website.